EXHIBIT 6.2

PROMISSORY NOTE

$108,471.66	As of June 15, 2018 Mahwah, New Jersey

FOR VALUE RECEIVED, the undersigned, DROPSHIPPERS.COM LLC, a Wyoming limited liability company, having a place of business at One International Boulevard, Suite 901, Mahwah, New Jersey 07495 (the “Borrower”), hereby unconditionally promises to pay to the order of JARR EQUITIES, LLC, having a place of business at 822 West Shore Drive, Kinnelon NJ 07405 (the “Lender”), at the said address or at such other location as the Lender shall designate, in lawful money of the United States of America and in immediately available funds, the principal amount of One Hundred Eight Thousand Four Hundred Seventy-One ($108,471.66) and 66/100 Dollars, together with interest (the “Loan”) on the unpaid principal balance from the date hereof computed at the rate of five (5.00%) percent per annum on the principal balance.

This Note shall be due and payable on June 15, 2020 (the “Maturity Date”) at which time the principal balance of the Loan, together with accrued and unpaid interest shall be paid in full.

Borrower may prepay any amount of principal and/or interest without. All payments made hereunder shall be applied first against any and all late fees, expenses or other amounts owing to the Lender hereunder, then against interest and the balance, if any, shall be applied against principal until this Note is paid in full.

The Lender may declare this Note to be immediately due and payable if any one of the following events (each, an “Event of Default”) shall have occurred:

(a) The failure of Borrower to pay the principal amount outstanding under this

Note, together with all accrued and unpaid interest thereon, on the Maturity Date;

(b) Borrower (i) shall make an assignment for the benefit of creditors, or (ii) generally not be paying its debts as they become due; or (iii) if a receiver, liquidator or trustee shall be appointed for Borrower, or (iv) if Borrower shall be adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to Federal bankruptcy law, or any similar Federal or state law, shall be filed by or against, consented to, or acquiesced in or by Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, upon the same not being discharged, stayed or dismissed within sixty (60) days of the filing thereof;

(c) If Borrower is in default with respect to any other indebtedness of Borrower to Lender;

(d) If Borrower is in default of any borrowed money to any other creditor and such default permits the acceleration of such debt;

- 1 -

(e) The entry of a final judgment against Borrower occurs and such person fails to discharge the judgment within ten (10) days of the entry thereof;

(f) There occurs any material adverse change in Borrower’s business, assets, operations or financial condition; or

(g) If Borrower ceases doing business as a going concern.

Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Note or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of part of the Loan shall be declared due and payable, and whether or not Lender shall have commenced any action for the enforcement of its rights and remedies hereunder. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law.

No delay or omission of Lender or any other holder hereof to exercise any power, right or remedy accruing to Lender or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy.

Upon any nonpayment of any amount owing under this Note at its stated or accelerated maturity, or if an Event of Default shall have occurred and be continuing, the Lender may, in addition to such other and further rights and remedies as provided by law, (i) hold as security any property heretofore or hereafter delivered into the custody, control or possession of the Lender (or any entity acting as agent for the Lender) by any person liable for the payment of this Note; and (ii) notwithstanding anything to the contrary contained herein, collect interest from the date of such Maturity or Event of Default on the principal balance owing on the Loan at the default rate of five (5%) percent per annum above the contract rate above which default interest rate shall continue to be assessed on any post-judgment amount owed to Lender by Borrower.

This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Should the indebtedness represented by this Note or any part hereof be collected at law or in equity, or in a bankruptcy, receivership or any other court proceeding, or should this Note be placed in the hands of attorneys for collection upon default, the Borrower agrees to pay, in addition to the principal and interest due and payable hereon, all costs of collecting or attempting to collect the outstanding Loan under this Note, including Lender’s reasonable attorney's fees and expenses.

Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by the Lender would be contrary to provisions of law applicable to the Lender limiting the maximum rate of interest which may be charged or collected by the Lender, and in any such event, the Borrower agrees to pay the maximum rate permitted by law.

- 2 -

Borrower waives (i) presentment and demand for payment of the Loan; (ii) protest, notice of protest and nonpayment, notice of demand and dishonor and notice of acceleration with respect to the Loan; (iii) notice of costs, expenses or losses and interest thereon, and notice of late charges; (iv) diligence in taking any action to collect the Loan; (v) all exemptions, whether homestead or otherwise, as to the Loan; (vi) any right to require Lender to proceed against any other party or person or any collateral before proceeding against Borrower or any other party; and (vii) all other rights and defenses, the assertion or exercise of which would in any way diminish the liability of Borrower hereunder. Lender may apply all funds made available to it from the proceeds of the disposition of any collateral or by the exercise of the right of set-off to the Loan, as Lender may elect from time to time.

WAIVER OF JURY TRIAL. THE UNDERSIGNED BORROWER HEREBY AGREES TO WAIVE ALL RIGHTS TO TRIAL BY JURY OF ANY ISSUES RAISED UNDER THIS NOTE OR ANY OTHER AGREEMENT OR INSTRUMENT SIGNED BY AND BETWEEN THE UNDERSIGNED AND THE LENDER.

The undersigned certifies and agrees that the Loan evidenced by this Note is for business or such other purposes, or is in such amount as to exempt this loan from disclosure requirements under the Consumer Credit Protection Act, P.L. 90-321, and Regulation Z of the Board of Governors of the Federal Reserve System, 12 C.F.R. 226, as amended.

All of the terms of this Note and the duties, rights and remedies of the parties to it shall be governed by and construed according to the laws of the State of New Jersey. Borrower hereby consents to personal jurisdiction in the State of New Jersey for purposes of actions arising under or relating to this Note.

This Note is binding upon the Borrower, its successors and assigns, and shall inure to the benefit of the Lender and its successors and assigns.

DROPSHIPPERS.COM LLC,
a Wyoming limited liability company

By:	/s/ Jeanmarie Gabriel
Name:	Jeanmarie Gabriel
Title:	Manager

- 3 -